Exhibit 5.1

March 27, 2012

AdCare Health Systems, Inc.

5057 Troy Road

Springfield, Ohio 45502

Ladies and Gentlemen:

We have acted as counsel for AdCare Health Systems, Inc., an Ohio corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (File No. 333-166488) (the “Registration Statement”) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”), the prospectus dated June 27, 2011 (the “Base Prospectus”), and the prospectus supplement dated March 27, 2012 (the “Prospectus Supplement”), relating to the issuance and sale by the Company of up to 1,265,000 shares of its common stock, no par value (the “Shares”), filed with the Commission pursuant to Rule 424(b) under the Securities Act.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus and the Prospectus Supplement and the Company’s Articles of Incorporation and Code of Regulations, each as in effect on the date hereof, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement, the Prospectus and the Prospectus Supplement will be validly issued, fully paid and nonassessable.

This opinion is limited to matters governed by the General Corporation Law of the State of Ohio. Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.  This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to reference to our firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

/s/ CARLILE PATCHEN & MURPHY LLP